                                    EXHIBIT E

                      [ON ASSET MANAGERS HEADED NOTEPAPER]

To:      Pacific Electric Wire & Cable Co., Ltd
         26 Fl., No. 95,
         Sec 2, Dunhua S Road,
         Taipei City 106,
         Taiwan
         Republic of China

For the attention: Mr. Chun-Tang Yuan

c.c. Mr. David Tao-Heng Sun

15 September 2004

Dear Mr Yuan,

RE: NOMINATION OF SINO-JP FUND CO., LTD AS THE TRANSFEREE OF THE SALE SHARES

We refer to the sale and purchase agreement dated 10 September 2004 entered into by your company (as "Vendor"), Asset Managers Co., Ltd (as "Purchaser"), and Mr.
Chun-Tang Yuan and Mr. David Tao-Heng Sun (as "Guarantors") relating to the sale and purchase of 10,074,102 shares of US$0.01 each in and representing approximately 72.84 per cent. of the issued share capital of Asia Pacific Wire &
Cable Corporation Limited (the "S&P").

Unless stated otherwise, all expressions defined in the S&P have the same meanings when used herein.

Pursuant to Clauses 2.1 and 14.1(D) of the S&P, we hereby designate Sino-JP Fund
Co., Ltd ("Sino-JP") to take up the Sale Shares on Completion as if the latter were the Purchaser under the S&P. For the avoidance of doubt, the S&P shall be binding upon and enure for the benefit of Sino-JP and Sino-JP shall have the right to enforce any benefit under the S&P as if it had been named as the
Purchaser and as if it acquired the Sale Shares for the consideration per Sale
Share and upon the other terms of the S&P.

If you are in agreement with the above, please countersign this letter agreement and return a copy to us.

Yours sincerely,

---------------------------------
Mr. Ryoji Furukawa
For and on behalf of
Asset Managers Co., Ltd

We acknowledge and agree to the nomination set out above.

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Mr Yuan Chun-Tang
For and on behalf of
Pacific Electric Wire & Cable Co., Ltd

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Mr Yuan Chun-Tang

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David Sun Tao-Heng

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